Exhibit 10.11
AVAST LIMITED
PERFORMANCE STOCK UNIT NOTICE OF GRANT OF AWARD
Effective _________ and pursuant to the terms and conditions of Avast Limited Long Term Incentive Plan (as amended from time to time, the “Plan”), Gen Digital Inc., a Delaware corporation, hereby grants to the individual listed below (“Participant”) the performance stock units (the “PSUs”) set forth below. This award of the PSUs is subject to the terms and conditions set forth herein and in the Performance Stock Unit Award Agreement (the “Agreement”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	________________________________________
Award Date:	________________________________________
Type of PSU ([ ]):	________________________________________
Total Number of PSUs:	________________________________________
Current Total Value of Award:	$_______________________________________
Performance Period:	Begins on:	Ends on:
Vesting Schedule:	Vesting Period:	Shares:	Final Measurement Date:
	________________	__________	______________
Applicable Performance FY:	Shall mean the Company’s fiscal year ending .
Current FY:	Shall mean the Company’s current fiscal year ending .

Participant agrees to be bound by the terms of this Notice of Grant of Award (the “Notice of Grant”), the Plan and the Agreement. Participant has reviewed the Plan, this Notice of Grant and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice of Grant and fully understands all provisions of the Plan, this Notice of Grant and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Notice of Grant or the Agreement. This Notice of Grant may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
Notwithstanding any provision of this Notice of Grant or the Agreement, if Participant has not rejected this Notice of Grant (as provided in the Agreement) within thirty (30) days following the Notice of Grant set forth above, Participant will be deemed to have accepted this Award, subject to all of the terms and conditions of this Notice of Grant, the Agreement and the Plan.
1

AVAST LIMITED
LONG TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
RECITALS
A.The Board has adopted the Avast Limited Long Term Incentive Plan (as amended from time to time, the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Gen Digital Inc. (the “Company”) and the members of the Group Company (for the avoidance of doubt, all references to the Company under the Plan shall mean Gen Digital Inc.).
B.The Participant is to render valuable services to the Company and/or any member of the Group Company, and this Performance Stock Unit Award Agreement (including any additional terms set forth on any appendices attached hereto, this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of rights in respect of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in the form of Performance Stock Units (each, a “PSU”).
C.All capitalized terms in this Agreement shall have the meaning assigned to them in the Notice of Grant, appendices attached hereto, and the Agreement herein. All undefined terms shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Performance Stock Units. The Company hereby awards to the Participant PSUs as set forth in the Notice of Grant and under the terms and conditions of the Plan. Each PSU represents the right to receive one share of Common Stock on vesting based on achievement of the performance objectives set forth in the Notice of Grant and the appendices attached hereto, subject to the provisions of this Agreement and the Plan. The number of Shares subject to this Award, the applicable vesting schedule for the PSUs, the dates on which those Vested Shares shall be issued to the Participant and the remaining terms and conditions governing this Award shall be as set forth in this Agreement.
2.Grant Acceptance; Acknowledgement. The Company and the Participant agree that the PSUs are granted under and governed by the Grant Notice (as defined below), this Agreement and the provisions of the Plan. The Participant: (a) acknowledges receipt of a copy of the Plan prospectus, (b) represents that the Participant has carefully read and is familiar with the provisions thereof, and (c) hereby accepts the PSUs subject to all of the terms and conditions of this Agreement set forth herein, in the Plan and in the Grant Notice. If the Participant does not wish to receive the PSUs and/or does not consent and agree to the terms and conditions on which the PSUs are offered, as set forth in this Agreement (including any appendices hereto) and the Plan, then the Participant must reject this Award via the website of the Company’s designated broker, no later than thirty (30) days following the Award Date (as defined below) set forth in the Grant Notice. If the Participant rejects this Award, this Award will immediately be forfeited and cancelled for no consideration. The Participant’s failure to reject this Award within this thirty (30) day period will constitute the Participant’s acceptance of this Award and all terms and conditions of this Award, as set forth in this Agreement and the Plan.

Exhibit 10.11

AWARD SUMMARY

Award Date and Number of Shares Subject to Award:	As set forth in the Notice of Grant attached hereto.
Vesting Schedule:
The PSUs shall vest pursuant to the schedule set forth on Appendix A hereto and the Notice of Grant.
Subject to the provisions of Appendix A hereto, the PSUs shall Vest on each applicable vesting date only if the Participant’s services have not been terminated as of such date, and no additional Shares shall Vest following the Participant’s date of a Termination of Service (as defined below) (the “Termination Date”).

Issuance Schedule	The Shares in which the Participant Vests shall be issuable as set forth in Section 6. However, the actual number of Vested Shares to be issued will be subject to the provisions of Section 7 (pursuant to which the applicable withholding taxes are to be collected) and Appendix A.
3.Limited Transferability. This Award, and any interest therein, shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the Participant, other than by will or by the laws of descent and distribution unless otherwise determined by the Committee or its delegate(s) in accordance with the terms of the Plan on a case-by-case basis.
4.Cessation of Service. Subject to the provisions of Appendix A hereto, should the Participant’s service as an employee, director, consultant, independent contractor or advisor to the Company or a member of the Group Company be terminated for any or no reason (whether or not in breach of local labor laws) (a “Termination of Service”), any unvested PSUs will be immediately thereafter cancelled [and forfeited for no consideration], the Participant shall cease to have any right or entitlement to receive any Shares under those cancelled and forfeited PSUs and the Participant’s right to receive PSUs and Vest under the Plan in respect thereof, if any, will terminate effective as of the Participant’s Termination Date. For purposes of service, transfer of employment between the Company and any member of the Group Company shall not constitute Termination of Service. The Committee shall have the sole discretion to determine when the Participant a Termination of Services has occurred for purposes of the Plan and the Participant’s Termination Date.
5.Adjustment in Shares. The Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. Should any change be made to the shares of Common Stock by reason of any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a change in the corporate structure, then appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder in accordance with Section 14 of the Plan.
6.Issuance of Shares of Common Stock.

Exhibit 10.11
a.As soon as practicable following the applicable vesting date of any portion of the PSU (including the date (if any) on which vesting of any portion of this PSU accelerates), the Company shall issue to, or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of underlying shares of Common Stock that so vested, subject, however, to the provisions of Section 7 pursuant to which the applicable withholding taxes are to be collected. In no event shall the date of settlement (meaning the date that shares of Common Stock are issued) be later than two and one half (2½) months after the later of (i) the end of the Company’s fiscal year in which the applicable vesting date occurs or (ii) the end of the calendar year in which the applicable vesting date occurs. The value of Shares will not bear any interest owing to the passage of time.
b.If the Company determines that the Participant is a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of the Participant’s “separation from service,” as defined in those regulations, then any shares of Common Stock that otherwise would have been settled during the first six (6) months following the Participant’s separation from service will instead be settled during the seventh (7th) month following the Participant’s separation from service or (ii) the date of the Participant’s death following the Participant’s separation from service, unless the settlement of those shares of Common Stock are exempt from Section 409A of the Code.
c.In no event shall fractional Shares be issued.
d.The holder of this Award shall not have any stockholder rights, including voting rights, with respect to the Shares subject to the PSUs until the Award holder becomes the record holder of those Shares following their actual issuance and after the satisfaction of the Tax-Related Items (as defined below).
7.Tax-Related Items. The Company or one of its Affiliates may assess applicable tax liability and requirements (including any income tax or tax withholdings, social contributions, required deductions, or other payments) in connection with Participant’s participation in the Plan, including, without limitation, any such liability associated with the grant or vesting of the PRUs or sale of the underlying shares (collectively, the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or any Affiliate’s actions in this regard, and as a condition to the grant, vesting, and settlement of the PRUs, the Participant hereby acknowledges and agrees that all Tax-Related Items shall be the Participant’s responsibility and liability and may exceed any amount actually calculated, withheld, or requested from the Participant by the Company or any Affiliate. Further, the Participant acknowledges and agrees that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRUs; and (b) does not commit to structure the terms of the Award or any aspect of the PRUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of all Tax-Related Items. The Tax-Related Items shall be satisfied by the Company’s withholding all or a portion of any Shares that otherwise would be issued to the Participant upon settlement of the vested PRUs; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. Furthermore, the Participant agrees to pay the Company or the Affiliate any Tax-Related Items that cannot be satisfied by the foregoing methods. The Participant also agrees that the Participant will not make any claim against the Company, or any of its directors, Participants or Affiliates related to tax liabilities arising from the PRUs. The Participant further acknowledges and agrees that the Participant is responsible for filing all relevant documentation that may be required in relation to the PRUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or an Affiliate pursuant to applicable law) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the PRUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. The Participant also understands that applicable laws may require varying Share or PRU valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation

Exhibit 10.11
or reporting of income or Tax-Related Items that may be required of the Participant under applicable laws. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or an Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction
8.Compliance with Laws and Regulations.
a.The issuance of shares of Common Stock pursuant to the PSU shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto, and with all applicable regulations of any stock exchange (or an established market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.
b.The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any shares of Common Stock hereby shall relieve the Company of any liability with respect to the non-issuance of the shares of Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.
9.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries designated by the Participant (subject to the restrictions on transfer as set forth in this Agreement and the Plan).
10.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices with attention to the General Counsel. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address on file with the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
11.Construction. This Agreement and the Notice of Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall apply. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the PSU.
12.Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to, and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts, where this grant is made and/or to be performed.
13.Excess Shares. If the Shares covered by this Agreement exceed, as of the date the PSU is granted, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then the Award shall be void with respect to those excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.
14.Employment At-Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment of the Company or any member of the Group Company for any period of specific duration, or be interpreted as forming or amending an employment or service contract with the Company or any member of the Group Company or interfere with or otherwise restrict in any way the rights of the Company (or any member of the Group Company retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service with the Company at any time for any reason, with or without cause.

Exhibit 10.11
15.Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company or any member of the Group Company in effect as of the date a determination is to be made under this Agreement.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, PSUs granted under the Plan or future PSUs that may be granted under the Plan (including, without limitation, disclosures that may be required by the Securities and Exchange Commission) by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.Appendices. Notwithstanding any provisions in this Agreement, this Award shall be subject to the terms and conditions set forth in any appendices to this Agreement. Moreover, if the Participant relocates between countries included in the appendices, the country-specific terms for the new country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any appendices constitute part of this Agreement.
19.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Award Subject to Company Clawback or Recoupment. For the avoidance of doubt, the Participant shall be subject to compliance with applicable law, the Company’s Code of Conduct, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Code of Conduct, and the Company’s corporate policies, as applicable, shall be a pre-condition to earning, or vesting in respect of, any PSUs and (ii) any PSUs, which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied.

ACCEPTANCE OF THE AGREEMENT
If the Participant does not agree to the terms and conditions on which this Agreement is offered, then the Participant must reject this Award via the website of the Company’s designated broker, Morgan Stanley, no later than thirty (30) days following the Award Date. The Participant may also contact the Company at sadminmailbox@gendigital.com for alternate instructions. The Participant’s failure to reject this Award, a non-rejection, will constitute the Participant’s acceptance of this Award including all the terms and conditions, appendices hereto, and the Plan.

APPENDIX A

PERFORMANCE SCHEDULE
The number of PSUs that will be earned shall be based on the metrics set forth below. Terms not otherwise defined in this Appendix A shall have the meaning ascribed to them in the Plan.
1. Grant of Performance Stock Units.

Subject to the terms and conditions of the Agreement, the Notice of Grant and the Plan, the Company hereby grants to the Participant a number of PSUs set forth in the Notice of Grant (the “PSU Grant”), subject to vesting terms as set forth in the Notice of Grant and below.

2. Performance Metrics.1

3. Committee Certification and Vesting of PSUs.
As soon as practicable following the completion of                                      2, the Committee shall determine and certify in writing the                                3. Notwithstanding the foregoing, if pursuant to Section 5 below, the PSUs cease to be subject to the applicable Performance Levels, certification by the Committee shall no longer be required for the PSUs to become vested pursuant to Section 5. The Committee’s determination of the number of earned and vested PSUs shall be binding on the Participant.
The earned PSUs will vest on the day following the last day of the Performance Period, subject to (a) Committee certification as set forth above and (b) the Participant’s continued service with the Company or any member of the Company Group through the day following the last day of the Performance Period, except as provided in Sections 5 and 6 below.
4. Timing of Settlement.
Subject to Section 5 and 6 below, the following settlement provisions shall apply.
The PSUs, to the extent Vested, shall be settled as soon as reasonably practicable following the end of the Performance Period.
5. Change in Control.
In the event of a Change in Control, where the Participant’s PSUs are assumed or substituted consistent with Section 4(a) of the Agreement, the Participant’s PSUs will, to the extent applicable, be subject to the acceleration provisions of Section 1 of the Executive Retention Plan (as well as all other provisions of such plan, including Section 3 thereof), provided that if a qualifying termination under the Executive Retention Plan occurs prior to or during the Current FY, the applicable          Performance Percentage shall in all cases be 100%, notwithstanding any other higher performance then-predicted or expected. For the avoidance of the doubt, the foregoing acceleration provisions assume a qualifying termination following such Change in Control as set forth in Section 1 of the Executive Retention Plan.
In the event of a Change in Control, where the successor corporation fails to assume the Participant’s PSUs or substitute an equivalent award such that Section 4(b) of the Agreement applies and the Award expires, the PSUs will accelerate and become immediately payable                                    .
6. Death, Disability and Involuntary Termination.
1     Insert vesting terms.
2     Insert applicable performance period.
3     Insert description of level of achievement.
1

If the Participant’s employment with the Company (or any majority or greater owned subsidiary) terminates for any reason other than death or Disability prior to the end of the Current FY, the PSUs shall be immediately cancelled without consideration.
If the Company (or any majority or greater owned subsidiary) terminates a Participant’s services other than for Cause during the Performance Period but after the end of the Current FY, and provided that the Participant returns and makes effective a general release of claims in favor of the Company (and any majority or greater owned subsidiary) within sixty (60) days following such Termination Date, then. 4
If, at any point while the award is outstanding, the Participant’s employment with the Company terminates by reason of death or Disability, the award shall Vest as of immediately prior to such termination [assuming a target level of achievement].

8. [Section 409A of the Code
Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to Section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under Section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, Section 409A of the Code. All payments to be made upon a Termination of Service under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may a Participant directly or indirectly, designate the calendar year of payment [and in the event of a qualifying termination of employment, if the release period crosses two calendar years, any severance payments, which are deferred compensation, shall be paid in the calendar year following the year in which the termination occurs]. In addition, if the Company determines that the Participant is a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of the Participant’s “separation from service,” ]as defined in those regulations, then any units that otherwise would have been settled during the first six months following the Participant’s separation from services will instead be settled during the seventh month following the Participant’s separation from service, unless the settlement of those units is exempt from Section 409A of the Code.
Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code unless such failure is a result of the Company’s breach of this Plan or this Agreement.]
9. Definitions
(a).Cause shall mean the dismissal or discharge of a Participant from employment for one or more of the following reasons or actions: (i) failure to perform, to the reasonable satisfaction of the Company, the Participant’s duties and/or responsibilities, as assigned or delegated by the Company;  (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud; (iii) material breach of the terms of the Participant’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between the
4     Insert vesting terms.
2

Participant and the Company; (iv) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company's business prospects, reputation or standing in the community; or (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow the Participant a reasonable opportunity (but not in excess of ten (10) calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

(b).Change in Control shall have the meaning ascribed to it in the Executive Retention Plan; provided, however, that, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would vest or become payable by reason of a Change in Control, such amount shall vest or become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

5     Insert any additional definitions.
3

APPENDIX B
ADDITIONAL PROVISIONS FOR PARTICIPANTS LOCATED
OUTSIDE OF THE UNITED STATES

1.    Nature of the Grant. In accepting this Agreement, the Participant acknowledges, understands and agrees that:

a.    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement;

b.    the grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of PSUs even if PSUs have been awarded in the past;

c.    all decisions with respect to future grants of PSUs, if any, will be at the sole discretion of the Company;

d.    the Participant’s participation in the Plan is voluntary;

e.    the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

f.    the Participant’s participation in the Plan will not create or amend a right to further employment with the Company or, if different, the Participant’s actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Participant’s service at any time with or without cause;

g.    PSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and PSUs are outside the scope of the Participant’s employment contract, if any;

h.    PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

i.    unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a member of the Group Company;

j.    in the event that Participant is not an employee of the Company, the grant of PSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of PSUs will not be interpreted to form an employment contract with the Company or any member of the Group Company (including the Employer);

k.     the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

l.    if the Participant receives Shares upon vesting, the value of such Shares acquired on vesting of PSUs may increase or decrease;

m.    no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the Participant’s Termination of Service (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment
B-1

laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of this Award to which the Participant is otherwise not entitled, the Participant agrees not to institute any claim against the Company, or any member of the Group Company (including the Employer);

n.    neither the Company, or any member of the Group Company (including the Employer) shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement;

o.    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan; and

p.    the Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

2.    Language. The Participant acknowledges and agrees that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to enable him or her to understand the terms and conditions of this Agreement. Further, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country, the broker’s country or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company, as defined by the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
4.    Foreign Asset/Account and Exchange Control Reporting. The Participant’s country may have certain exchange controls and foreign asset and/or account reporting requirements which may affect his or her ability to purchase or hold Shares under the Plan or receive cash from his or her participation in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Further, the Participant may be required to repatriate Shares or proceeds acquired as a result of participating in the Plan to his or her country through a designated bank/broker and/or within a certain time. The Participant acknowledges and agrees that it is his or her responsibility to be compliant with such regulations and understands that the Participant should speak with his or her personal legal advisor for any details regarding any foreign asset/account reporting or exchange control reporting requirements in the Participant’s country arising out of his or her participation in the Plan.
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